Exhibit 10.16

CONFIDENTIAL EMPLOYMENT AGREEMENT

This CONFIDENTIAL EMPLOYMENT AGREEMENT (“Agreement”) is effective as of July 31, 2010, between Jay Peterson (“Executive”) and Thermon Holding Corp., a Delaware corporation (the “Company”).

WHEREAS, the parties desire to enter into this Agreement to memorialize the terms of the Offer Letter, dated July 7, 2010, between Executive and the Company (the “Offer Letter”), and to provide Executive with appropriate total compensation and performance-based incentives, and to retain Executive as an employee of the Company.

NOW, THEREFORE, in consideration for the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which both parties expressly acknowledge, Executive and the Company agree as follows:

1.             Employment.  Company hereby employs Executive as its Chief Financial Officer, and Executive agrees to remain so employed, upon the terms and conditions stated herein.  Executive’s employment will be “at-will,” without a fixed term, and may be terminated by the Company or by Executive at any time, with or without notice, for any reason or no reason (and no reason need be given), and, except as expressly provided in this Agreement, without obligation of severance or additional compensation.

2.             Duties and Responsibilities.  Executive shall perform such duties as are reasonably assigned to Executive by the Company’s Chief Executive Officer to whom Executive will report and shall be accountable.  Such duties will include those duties and responsibilities traditionally provided by a Chief Financial Officer of a company, and may involve Company affiliates.  Executive shall faithfully, diligently, and competently perform such services to the reasonable satisfaction of the Company’s Chief Executive Officer, and Executive shall devote his full time and best efforts, skill, and attention to the diligent performance and discharge of such duties and responsibilities.

3.             Exclusivity and Conflict of Interest.  Executive’s employment with the Company shall be exclusive.  Accordingly, during Executive’s employment with the Company, Executive shall not engage in any business activity other than on the Company’s behalf without the express prior written approval of the Company’s Board of Directors.   It will not be a violation of this exclusivity provision for Executive to serve on charitable or civic boards or committees provided that such activity does not interfere with the performance of Executive’s duties and responsibilities under this Agreement.  Under no circumstance shall Executive engage in any activity that could create a conflict of interest between Executive and the Company or its affiliates.

4.             Base Salary.  For services rendered by Executive on the Company’s behalf during Executive’s employment, the Company will pay Executive a base salary (“Base Salary”) at the annual rate of $225,000, less customary withholding.  Base Salary may be changed periodically at the discretion of the Company’s Board of Directors, but may not be reduced below $225,000.  The Company will pay Executive’s pro-rata Base Salary on the Company’s regular paydays.

5.             Bonus.  Executive shall be eligible to receive an annual performance-based bonus (“Annual Bonus”), with a target award of forty percent (40%) of Executive’s Base Salary, based on the attainment of annual performance targets to be mutually agreed upon by Executive and the Board of Directors.   The Annual Bonus shall be paid within two and one-half months following the end of the fiscal year in which such bonus was earned, provided that if by such time the determination of whether the Annual Bonus was earned (and the calculation of the amount thereof) is not complete, the Annual Bonus, if any, shall be paid as soon as practicable after such determination and calculation is complete, but in no event later than the last day of December in which the fiscal year end occurs.  If Executive’s employment is terminated by the Company for reasons other than Cause (as defined in Section 8(d) below) or Executive resigns due to a Change of Control or a Significant Diminution of Duties (as defined in Section 8(e) and 8(g) below), and, based on the results of operations and financial performance of the Company for the entire fiscal year, Executive would have been entitled to an Annual Bonus in respect of such fiscal year had Executive remained employed by the Company on the last day of such fiscal year, Executive shall be entitled to a pro-rata portion of the Annual Bonus (payable at the time set forth above) based upon the portion of  the fiscal year during which Executive was employed (e.g., 9 months of employment = 75% of Annual Bonus).

6.             Vacation and Other Employment Benefits.  During Executive’s employment with the Company, Executive shall be entitled to four (4) weeks (20 days) of personal time off per calendar year (pro-rated for partial years), taken at times mutually acceptable to Executive and the Company.  In addition, Executive may participate in those other employee benefit plans that the Company may make generally available to its salaried employees provided that Executive otherwise meets the eligibility requirements of those plans.

7.             Expense Reimbursement.  Executive shall be entitled to reimbursement for ordinary, necessary and reasonable out-of-pocket business expenses which Executive incurs in connection with performing Executive’s duties under this Agreement, including reasonable business travel and meal expenses.  The reimbursement of all such expenses shall be made in accordance with the Company’s customary practice and policies (including presentation of evidence reasonably satisfactory to the Company of the amounts and nature of such expenses).

8.             Termination and Severance.

(a)           Anything contained in this Agreement to the contrary notwithstanding, should Executive resign his employment due to a Change of Control or a Significant Diminution of Duties or should the Company terminate Executive’s employment other than for Cause:

(i)                                     The Company shall pay Executive the Base Salary and any accrued employment benefit as required by applicable law, each pro-rated through Executive’s employment termination date;

(ii)                                  The Company shall pay Executive, in accordance with Section 5 above, any Annual Bonus earned from a prior year but not yet paid and any portion of the Annual Bonus from the fiscal year during which such termination occurs that is payable pursuant to Section 5 above;

(iii)                               The Company shall pay Executive for any unreimbursed business expenses incurred by Executive through Executive’s last day of employment pursuant to Section 7 above; and

(iv)                              Provided that Executive (A) signs a release of claims in form and substance satisfactory to the Company’s Board of Directors, and (B) does not otherwise violate this Agreement, the Company will pay Executive a lump sum equal to seventy-five percent (75%) of Executive’s annual Base Salary (i.e., nine months pay) on the 60th day following Executive’s termination of employment.  Executive shall not be entitled to any benefits under this Section 8(a) if, at the time Executive’s employment with the Company was terminated, grounds existed for the termination of Executive’s employment for Cause.

(b)           Should Executive’s employment with the Company terminate for any reason not specified in Section 8(a) above, the Company shall only pay (i) Executive’s Base Salary and any accrued employment benefit as required by applicable law (such accrued benefit, for clarity, not to include any Annual Bonus), each pro-rated through Executive’s employment termination date, and (ii) any unreimbursed business expenses incurred by Executive through Executive’s last day of employment pursuant to Section 7 above and shall have no other obligations with regard to the payment of compensation, severance, bonus or other amounts to Executive or Executive’s estate.

(c)           On or before the employment termination date, Executive shall return to the Company all of its and its affiliates’ property including all of the Company’s documents, keys, credit cards, computer software, and all copies thereof.

(d)           For purposes of this Agreement, “Cause” means any of the following, as reasonably determined by the Company’s Board of Directors and includes:  (i) the commission by Executive of a felony (or a crime involving moral turpitude); (ii) the theft, conversion, embezzlement or misappropriation by Executive of funds or other assets of the Company or any of its affiliates or any other act of fraud or dishonesty with respect to the Company or any of its affiliates (including acceptance of any bribes or kickbacks or other acts of self-dealing); (iii) intentional, grossly negligent, or unlawful misconduct by Executive which causes harm or embarrassment to the Company or any of its affiliates or exposes the Company or any of its affiliates to a substantial risk of harm or embarrassment; (iv) the violation by Executive of any law regarding employment discrimination or sexual harassment; (v) the failure by Executive to comply with any material policy generally applicable to Company employees, which failure is not cured within 30 days after notice to Executive; (vi) the repeated failure by Executive to follow the reasonable directives of the Chief Executive Officer or the Company’s Board of Directors, which failure is not cured within 30 days after notice to Executive; (vii) the unauthorized dissemination by Executive of confidential information in violation of

Section 10 of this Agreement; (viii) any material misrepresentation or materially misleading omission in any resume or other information regarding Executive (including Executive’s work experience, academic credentials, professional affiliations or absence of criminal record) provided by or on behalf of Executive; (ix) the Company’s discovery that, prior to Executive’s employment with the Company, Executive engaged in conduct of the type described in clauses (i) through (iv) above; or (x) any other material breach by Executive of this Agreement that is not cured within 30 days after notice to Executive.

(e)           For purposes of this Agreement, “Change of Control” means the sale (in a single transaction or a series of related transactions) of Thermon Group Holdings, Inc., a Delaware corporation (“Parent”), to any Person (other than CHS Private Equity V LP, a Delaware limited partnership, or its affiliate) pursuant to which such Person acquires (i) all or substantially all of the assets of Parent and all of its wholly-owned subsidiaries (including the Company), determined on a consolidated basis, or (ii) a majority of the then outstanding shares of Parent’s common stock (whether by merger, consolidation, sale or transfer of shares, reorganization, recapitalization or otherwise); provided that Executive must notify the Company by written notice of his intention to terminate his employment after a Change of Control; and provided, further, that such notice shall be provided to the Company within one hundred and eighty (180) days of the Change of Control.

(f)            For purposes of this Agreement, “Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture or unincorporated organization.

(g)           For purposes of this Agreement, “Significant Diminution of Duties” means the assignment to Executive of any duties or responsibilities materially inconsistent with Executive’s position and title, or a material reduction in Executive’s responsibilities and authority, except in connection with the termination of Employee’s employment for Cause, disability or death; provided that Executive must notify the Company by written notice of his intention to terminate his employment for a Significant Diminution of Duties; and provided, further, that such notice shall be provided to the Company within thirty (30) days of the initial existence of the action constituting a Significant Diminution of Duties, and the Company shall have thirty (30) days to cure such action that created the Significant Diminution of Duties after receipt of such notice, it being understood that if the Company so cures such action, no Significant Diminution of Duties shall be deemed to have existed.

9.             Patents, Copyrights, Trademarks, and Other Property Rights.  Any and all inventions, improvements, discoveries, formulas, technology, business strategies, management, administration, and accounting systems, processes, and computer software relating to the Company’s or its affiliates’ business (whether or not patentable), discovered, developed, or learned by Executive during his employment with the Company or used by the Company or its affiliates in the conduct of their respective businesses are the sole and absolute property of Company and are “works made for hire” as that term is defined in the copyright laws of the United States.  The Company is the sole and absolute owner of all patents, copyrights, trademarks, and other property rights to those items and Executive will fully assist the Company to obtain the patents, copyrights, trademarks, or other property rights to all such inventions, improvements, discoveries, formulas, technology, business strategies, management, administration, and accounting systems, processes, or computer software.  Executive has been notified by the Company and understands that the foregoing provisions of this Section 9 do not apply to an invention for which no equipment, supplies, facilities, confidential, proprietary, or trade secret information of the Company or its affiliates was used and which was developed entirely on Executive’s own time, unless the invention:  (a) relates to the business of the Company or its affiliates or to their actual or demonstrably anticipated research and development, or (b) results from any work performed by Executive for the Company or its affiliates.

10.          Non-Disclosure and Use of Confidential and Proprietary Information.  The Company’s employment of Executive has resulted and will result in Executive’s exposure and access to confidential and proprietary information, to which the Company agrees to continue to provide Executive after this Agreement becomes effective, that includes (among other things) the Company’s and its affiliates’ formulas, processes, administration and accounting systems, computer software, customer lists, vendor lists, due diligence files, financial information, technology, business strategies, business track record, and personal information about the Company’s and its affiliates’ owners, directors, officers, and employees, which information is of great value to the Company, its affiliates, their owners, Directors, officers, and employees.   Executive shall not, other than on the Company’s behalf, at any time during Executive’s employment with the Company and thereafter, make available, divulge, disclose, or communicate in any manner whatsoever to any Person any such confidential or proprietary information, or use any such confidential or proprietary information for any purpose other than on the Company’s behalf, unless authorized to do so in writing by Company’s Chairman of the Board of Directors, required by law or court order, or such information has become publicly available other than by reason of a breach by Executive of this Section 10 or of another Person’s violation of an obligation not to disclose such information.  Should Executive be required by law or court order to disclose such confidential or proprietary information, Executive shall give the Company’s Chairman of the Board of Directors reasonable notice so as to allow the Company sufficient opportunity to challenge such application of the law or court order, or to otherwise attempt to limit the scope of such disclosure.  This Agreement applies to all confidential and proprietary information of the Company and its affiliates, regardless of when such information is or was disclosed to Executive.

11.          Restrictive Covenants.  During Executive’s employment with the Company and for a period of one (1) year after the termination of that employment, Executive agrees to not, directly or indirectly, other than on the Company’s behalf:

(a)           Engage or participate, in any country in the world in which the Company does business or has begun to formulate a plan to do business during the term of Executive’s employment with the Company, as an owner, partner, member, shareholder, independent contractor, employee, consultant, agent, advisor or (without limitation by the specific enumeration of the foregoing) otherwise in any business involving a Competitive Business Activity (as defined below), provided that nothing in this Section 11 shall prevent Executive from owning less than five percent (5%) of any class of publicly traded securities of any such business so long as such investment is passive and Executive has no other involvement with the issuer of such securities.  For purposes of this Agreement, “Competitive Business Activity” means the design, engineering, manufacture or sale of heat tracing systems  (for example, products involving the application of external heat to pipes, vessels, instruments or other equipment for the purposes of freeze protection, process temperature maintenance, environmental monitoring or surface snow and ice melting, heat tracing equipment, heat tracing tubing bundles, and heat tracing control systems), heat tracing system consultation, heat tracing system installation, and heat tracing system maintenance;

(b)           Solicit any customer or potential customer of the Company or any of its affiliates that Executive had contact with during the term of his employment with respect to the sale or provision of any Competitive Business Activity that the Company or its affiliates manufactured, sold, or was in the process of developing during Executive’s employment with the Company.  For purposes of this subsection 11(b), (i) a customer means any Person to which the Company or any of its affiliates sold products or rendered services within the 24 month period immediately preceding Executive’s employment termination date, and (ii) potential customer means any Person to which the Company or any of its affiliates solicited (or had active plans to solicit) within the 12 month period that immediately preceded Executive’s employment termination date; or

(c)           Induce or assist in the inducement of any individual or independent contractor (including sales representatives or agents) to terminate or otherwise limit their relationship with the Company or any of its affiliates.

The period of time in which Executive is required to act, or refrain from acting, pursuant to this Section 11 shall be tolled (shall not run) for so long as Executive is in breach of any of Executive’s obligations thereunder.

12.          Non-Disparagement.  At no time shall Executive, directly or indirectly, ever make (or cause to be made) any disparaging, derogatory or other negative or false statement regarding the Company, its affiliates, their products, services, practices, policies, operations, owners, directors, officers, partners, employees, sales representatives, or agents.  The Company shall direct the members of its Board of Directors and its senior executives to not make (or cause to be made) at any time, directly or indirectly, any disparaging, derogatory or other negative or false statement regarding Executive.

13.          Injunctive Relief.  Executive acknowledges and agrees that the covenants contained in Sections 9 - 12 above are reasonable in scope and duration, do not unduly restrict Executive’s ability to engage in Executive’s livelihood, and are necessary to protect the Company’s legitimate business interests (including without limitation, the protection of its confidential and proprietary information).  Without limiting the rights of the Company to pursue any other legal and/or equitable remedies available to it for any breach by Executive of the covenants contained in Sections 9 - 12 above, Executive acknowledges that a breach of those covenants would cause a loss to the Company for which it could not reasonably or adequately be compensated by damages in an action at law, that remedies other than injunctive relief could not fully compensate the Company for a breach of those covenants and that, accordingly, the Company shall be entitled to injunctive relief (without the requirement of posting a bond or other security) to prevent any breach or continuing breaches of Executive’s covenants as set forth in Sections 9 - 12 above.  It is the intention of the parties that if, in any action before any court empowered to enforce such covenants, any term, restriction, covenant, or promise is found to be unenforceable, then such term, restriction, covenant, or promise shall be deemed modified to the extent necessary to make it enforceable by such court to the fullest extent possible.  If any provision of this Agreement (including without limitation Sections 9 - 12) is held invalid or unenforceable for any reason (after any such modification or limitation pursuant to the preceding sentence, as applicable), such provision will be ineffective only to the extent of such invalidity or unenforceability without invalidating the remainder of such provision or the remaining provisions of this Agreement.

14.          The Company’s Disclosure to Executive’s Prospective or Subsequent Employers.  Executive expressly authorizes the Company to disclose this Agreement, any provision hereof, or any other policy or agreement between the Company and Executive to Executive’s prospective or subsequent employers.

15.          Mandatory Mediation.  Other than disputes involving the covenants and obligations set forth in Sections 9 - 12 above which may be directly filed in a court of competent jurisdiction, Executive and the Company agree that all other disputes and claims of any nature that Executive may have against the Company including all statutory, contractual, and common law claims (including all employment discrimination claims), and all other disputes and claims of any nature that the Company may have against Executive, will be submitted exclusively first to mandatory mediation in a mutually agreed-upon location, under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association or under such other rules or under the auspices of such other organization as the parties may mutually agree.  All information regarding the dispute or claim or mediation proceedings, including any mediation settlement, shall not be disclosed by Executive, the Company, or any mediator to any third party without the written consent of the Company’s Chairman of the Board of Directors and Executive.

16.          Confidential Agreement.  Executive agrees not to disclose the terms of this Agreement to anyone other than to Executive’s attorney, accountant, or spouse without the express written consent of the Company’s Chairman of the Board of Directors or as otherwise required by law.  Should Executive disclose the terms of this Agreement to Executive’s attorney, accountant, spouse, or to another third party expressly approved by the Company’s Chairman of the Board of Directors, Executive shall ensure that those individuals abide by the confidentiality terms of this Section.

17.          Assignment.  The services rendered by Executive to the Company are unique and personal.  Accordingly, Executive may not assign any of the rights or delegate any of the duties or obligations under this Agreement.  This Agreement is enforceable by the Company and its affiliates and may, upon written notice to Executive, be assigned or transferred by the Company to, and shall be binding upon and inure to the benefit of, any parent, subsidiary or other affiliate of the Company or any Person which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets, stock or business of the Company.

18.          Notices.  All notices hereunder shall be in writing and shall be delivered by hand, by facsimile (or photo or other electronic means), by local messenger or by reputable overnight courier.  Notices shall be deemed given: (1) when received, if delivered by hand or local messenger; (2) when sent, if sent by facsimile, photo or other electronic means during the recipient’s normal business hours; (3) on the first business day after being sent, if sent by facsimile, photo or other electronic means other than during the recipient’s normal business hours; and (4) one business day after being delivered to a reputable overnight courier for next day delivery.  A notice delivered by facsimile, photo or other electronic means shall only be effective on the date set forth above, however, if the notice is also given by hand, local messenger or courier no later than two business days after its delivery by facsimile, photo or other electronic means.  All notices shall be addressed as follows: (1) if to the Company: Thermon Holding Corp., 100 Thermon Drive, San Marcos, Texas 78667, fax: (512) 396-3627, attention: Rodney Bingham, Chief Executive Officer; with copies (which shall not constitute notice) to CHS Private Equity V LP, 10 South Wacker Drive, Suite 3175, Chicago, Illinois 60606, Attention:  Daniel J. Hennessy and Marcus J. George, Fax: (312) 876-3854; and Sidley Austin LLP, One South Dearborn, Chicago, Illinois 60603, fax: (312) 853-7036, attention: Roger R. Wilen and Jeffrey Smith; (2) if to Executive: Jay Peterson, c/o Thermon Holding Corp., 100 Thermon Drive, San Marcos, Texas 78666, fax: (512) 754-2416; or (in each case) to such other addresses or addressees as may be designated by notice given in accordance with the provisions of this Section 18.

19.          Waiver.  The Company’s waiver of a breach by Executive of any provision of this Agreement or failure to enforce any such provision with respect to Executive shall not operate or be construed as a waiver of any subsequent breach by Executive of any such provision or of any other provision or of the Company’s right to enforce any such provision or any other provision with respect to Executive.  No act or omission of the Company shall constitute a waiver of any of its rights hereunder except for a written waiver signed by the Company’s Chairman of the Board of Directors.

20.          Governing Law.  This Agreement shall in all respects be governed by the substantive laws of the State of Texas without regard to its or any other state’s conflict of law rules.

21.          Amendment.  The terms of this Agreement may be modified only by a writing signed by both Executive and the Company’s Chairman of the Board of Directors.

22.          Post-Employment Effectiveness.  Executive expressly acknowledges that Sections 9 - 26 of this Agreement remain in effect after the termination of Executive’s employment with Company.

23.          Section 409A.  This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent.  The payments to Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible as short-term deferrals pursuant to Treasury regulation § 1.409A-1(b)(4).  To the extent the timing of any amount payable under this Agreement is determined by reference to Executive’s “termination of employment,” such term shall be deemed to refer to

Executive’s “separation from service” within the meaning of Section 409A of the Code.  In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible, provided that in no event shall the Company be responsible for any such 409A Penalties.  Any reimbursement payable to Executive pursuant to this Agreement shall be conditioned on the submission by Executive of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to Executive within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement during a calendar year shall not affect the amount of expenses eligible for reimbursement during any other calendar year. The right to any reimbursement pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

24.          Entire Agreement.  This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the matters described herein, and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, between the parties, including, without limitation, the Offer Letter.

25.          Counterparts; Facsimiles.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one agreement.  A facsimile, photo or other electronic copy of this Agreement (or any counterpart hereof) shall be deemed to be an original.

26.          Construction.  The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.  This Agreement shall not be construed strictly against the drafter (and any rule of construction to that effect shall not be applied).

* * * * * * *

EXECUTIVE AND THE COMPANY EACH REPRESENT AND WARRANT THAT EACH HAS READ THIS AGREEMENT, EACH UNDERSTANDS ITS TERMS, AND EACH AGREES TO BE BOUND THEREBY.

IN WITNESS WHEREOF, the parties have executed this Confidential Employment Agreement as of the date first above written.

JAY PETERSON	THERMON HOLDING CORP.

/s/ Jay Peterson	By:	/s/ Rodney Binhgam
	Name:	Rodney Bingham
	Its:	President and Chief Executive

Peterson Confidential Employment Agreement